UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 10, 2016 (November 4, 2016)

Inspyr Therapeutics, Inc.

(Exact name of registrant as specified in Charter)

Delaware	000-55331	20-0438951
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

31200 Via Colinas, Suite 200

Westlake Village CA 91362

(Address of Principal Executive Offices)

818 661 6302

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

As previously disclosed in the Current Report on Form 8-K filed by Inspyr Therapeutics, Inc., Inc. (the “Company”) on November 17, 2015, on November 13, 2015, the Company held its annual meeting of shareholders (the “Annual Meeting”) in San Antonio, Texas. At the Annual Meeting, the shareholders approved a proposal to authorize the board of directors of the Company (“Board”), in its discretion, to effect a reverse stock split of the Company’s common stock, par value $0.0001 (the “Common Stock”) at a specific ratio, ranging from one-for-two to one-for-thirty, to be determined by the Board and effected, if at all, within one year from the date of the Annual Meeting.

Pursuant to the approval granted to the Board by the shareholders, the Board approved a one-for-thirty (1-for-30) reverse stock split of the Common Stock (“Reverse Stock Split”). The Company has filed an amended and restated certificate of incorporation (“Certificate of Incorporation”) with the Secretary of State of Delaware to effect the Reverse Stock Split effective as of 5:00 p.m. Eastern Time on November 4, 2016. Accordingly, each of the Company’s shareholders will receive one (1) new share of Common Stock for every thirty (30) shares such shareholder held immediately prior to the effective time of the Reverse Stock Split. The Reverse Stock Split affects all of the Company’s outstanding shares of Common Stock as well as the number of shares of Common Stock underlying stock options, warrants and other exercisable or convertible instruments outstanding at the effective time of the Reverse Stock Split. The Reverse Stock Split will have the effect of proportionately increasing the applicable conversion or exercise price. No fractional shares will be issued as a result of the Reverse Stock Split. Any fractional shares that would have otherwise resulted from the Reverse Stock Split will be rounded up to the next whole number of shares.

As a result of the Reverse Stock Split, the number of issued and outstanding shares of Common Stock will be adjusted from approximately 41.76 million shares to approximately 1.39 million shares. The number of authorized shares of Common Stock and preferred stock as described in the Certificate of Incorporation remains the same.

Pursuant to the terms of the Certificate of Designation of Series A 0% Convertible Preferred Stock, for the issued and outstanding shares of the Company’s Series A 0% Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), the conversion price at which shares of Series A Preferred Stock may be converted into shares of Common Stock will be proportionately adjusted to reflect the Reverse Stock Split.

The Company is currently waiting for FINRA to approve the trading of the new shares of common stock on a post Reverse Stock Split basis. Upon approval by FINRA, the Common Stock will trade on Reverse Stock Split-adjusted basis on OTCQB tier of the OTC Markets Group. Additionally, upon approval by FINRA, the Company’s trading symbol will be temporarily changed to “NSPXD” for a period of thirty calendar days, after which the symbol will revert back to “NSPX”. The new CUSIP number for the Common Stock following the Reverse Stock Split is 45782A 205.

The information set forth herein is qualified in its entirety by the terms contained in the Certificate of Incorporation, a copy of which is attached to this report as Exhibit 3.01(i).

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
3.01(i)	Amended and Restated Certificate of Incorporation for Inspyr Therapeutics, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 10, 2016

Inspyr Therapeutics, Inc.

By:	/s/ Christopher Lowe
Christopher Lowe Chief Executive Officer

INDEX OF EXHIBITS

Exhibit No.	Description
3.01(i)	Amended and Restated Certificate of Incorporation for Inspyr Therapeutics, Inc.